Exhibit 10.2

SWH MIMI’S CAFÉ, LLC

RETENTION BONUS AND CHANGE IN CONTROL PLAN

Adopted as of January 28, 2013

Article 1 – Introduction

1.1 Purpose of Plan.

(a) Mimi’s Café LLC, a Delaware limited liability company, has determined to sell all of its interest in and to SWH Mimi’s Café, LLC, a California limited liability company (formerly known as SWH Corporation, a California corporation (the “Mimi’s”)), including without limitation all of the capital stock of each of Mimi’s subsidiaries (the “Transaction”).

(b) Both Mimi’s and Bob Evan’s Farms, Inc. a Delaware corporation (the “Company”) recognize that the Transaction, and the uncertainty and questions that it may raise among management, may result in the departure or distraction of key management personnel to the detriment of Mimi’s and the Company. As such, the Company desires to provide certain enhancements to preserve the continuous employment of key management personnel during the process involving the Transaction, and for a period of time after the closing of the Transaction.

(c) The Board of Directors of the Company (the “Board”) has therefore adopted (or caused to be adopted) this Retention Bonus and Change in Control Plan (the “Plan”) as of January 28, 2013 to enable certain key management personnel who are selected as Participants pursuant to Article 3 to devote their full and continued attention to: (i) Mimi’s and the Company’s business affairs during the period preceding the Transaction; and (ii) SWH Mimi’s Café Holding Company, Inc., a Delaware corporation (together with any and all affiliates, parent companies and subsidiaries, “LDA”) following the Transaction. At Closing, LDA will fund the Transaction with a combination of cash and seller financing (which seller financing is to be repaid, among other ways, if certain EBITDA thresholds are met), and therefore, the Company believes it is in the Company’s best interest if the Participants are provided certain benefits hereunder following the Transaction.

(d) The Plan provides that upon the Closing Date (as defined herein), a Participant shall be entitled to the Retention Payments described in Article 6 and, in addition, if a Participant is Terminated as described Section 4.2 during the Protected Period (as defined herein), the Participant shall further be entitled to the Change in Control Benefits described in Article 5.

Article 2 – Definitions

Whenever used herein, the following terms have the following meanings unless a different meaning is clearly intended:

2.1 “Accounting Firm” means the public accounting firm designated in Section 5.3(b).

2.2 “Administrator” means the Board, or such other person or committee as may be appointed from time to time by the Board to supervise administration of the Plan.

2.3 “Base Salary” means the Participant’s annual rate of base salary in effect immediately prior to the occurrence of the circumstance giving rise to the Participant’s Termination (disregarding any reduction giving rise to Good Reason), or, if greater, the Participant’s annual rate of base salary base salary in effect on the Effective Date.

2.4 Intentionally Omitted.

2.5 “Cause” means the Participant’s (a) willful and continued failure to substantially perform assigned duties; (b) gross misconduct; (c) breach of any term of any agreement with the Company/LDA (as applicable) or any member of its Controlled Group; (d) conviction of (or plea of no contest or nolo contendere to) (i) a felony or a misdemeanor that originally was charged as a felony but which was subsequently reduced to a misdemeanor through negotiation with the charging entity or (ii) a crime which involves a breach of trust or fiduciary duty owed to the Company/LDA (as applicable) or any member of its Controlled Group; or (e) violation of the Company’s /LDA’s code of conduct or a material violation of any other written policy of the Company/LDA (as applicable) or any member of its Controlled Group that applies to the Participant and has been previously provided to the Participant. Notwithstanding the foregoing, Cause shall not arise solely because the Participant is absent from active employment during periods of vacation, consistent with the Company’s /LDA’s applicable vacation policy, or other periods of absence approved by the Company/LDA (as applicable).

2.6 “Change in Control Benefits” means the payments and benefits described in Article 5.

2.7 “Closing Date” means the date upon which the Transaction is substantially completed.

2.8 “Code” means the Internal Revenue Code of 1986, as amended.

2.9 Intentionally Omitted.

2.10 “Confidential Information” means any and all confidential or proprietary information of the Company, including without limitation: trade secrets; business plans; financial information; accounting data; employment or employee-related information; marketing plans and information; sales information (including sales records, plans and projections); pricing information; supplier and customer (current and prospective) information; product information (including new products, recipes, formulas and samples); information related to the siting of new or existing restaurants; information related to the design or construction of the Company’s restaurants or plants; manufacturing processes; hiring and recruitment information; all information relating to the Company’s goods and services; research and development information; legal information (including legal issues, cases and strategies) or other information, technology, data and materials, disclosed verbally or in writing by the Company or any member of its Controlled Group to a Participant. “Confidential Information” does not include information that is or becomes generally available to the public, other than through disclosure by a Participant.

2.11 “Controlled Group” means a group of corporations or other legal entities that are part of a controlled group with the Company and/or LDA as defined in Code Section 414(b) or (c).

2.12 “Date of Termination” means the date of the Participant’s Termination for purposes of receiving benefits under the terms of this Plan.

2.13 “Effective Date” means the date when a definitive agreement for the Transaction has been signed.

2.14 “Excise Tax” means the excise tax imposed by Code Section 4999, together with any interest or penalties imposed with respect to such tax.

2.15 “Good Reason” means any of the following to which a Participant has not consented in writing: (a) a diminution in the Participant’s Base Salary; (b) a material diminution in the Participant’s authority, duties, or responsibilities; (c) a material diminution in the budget over which the Participant retains authority; (d) a material change in the geographic location (i.e., 50 or more miles from Participant’s principal business location as of the Effective Date) at which the Participant must perform services for the Company or LDA; or (e) any other action or inaction that constitutes a material breach of the terms of this Plan. Additionally, solely with respect to Participant Mark Mears, Good Reason shall also be deemed to exist where there is a diminution in the Participant’s auto allowance in effect on the Effective Date.

2.16 “Participant” means an employee who the Board has designated as an individual eligible to receive Retention Payments and Change in Control Benefits pursuant to Article 3. Exhibit A sets forth the Participants in the Plan as of the Effective Date. Exhibit A may be amended by the Board only as indicated in Section 10.2.

2.17 “Plan” means the SWH Mimi’s Café, LLC Retention Bonus and Change in Control Plan, as evidenced by this document, and any amendments hereto.

2.18 “Protected Period” means the period that begins on the Effective Date and continues for a period of 12 consecutive calendar months subsequent to the Closing Date. The above notwithstanding, should LDA or Company elect not to proceed forward with the Transaction prior to the Closing Date, then the Protected Period shall end upon the date the Company correspondingly notifies Participant of the same and no further benefits or perquisites shall be owed by the Company to Participant under this Plan. To the extent that the Transaction also constitutes a “change in control event” within the meaning of Treasury Regulation §1.409A-3(i)(5), the Protected Period shall also include the six month period preceding the Closing Date.

2.19 “Retention Payments” means the payments described in Article 6.

2.20 “Safe Harbor Cap” means the maximum amount that could be paid to a Participant under this Plan or any other plan, program or arrangement maintained by the Company or any member of its Controlled Group without giving rise to an Excise Tax.

2.21 “Specified Employee” means any Participant who is a “key employee” (as defined in Code Section 416(i) without regard to paragraph (5) thereof), as determined by the Company in accordance with its uniform policy with respect to all arrangements subject to Code Section 409A, based upon the 12 month period ending on each December 31st (such 12 month period is referred to below as the “identification period”). All Participants who are determined to be key employees under Code Section 416(i) (without regard to paragraph (5) thereof) during the identification period shall be treated as Specified Employees for purposes of the Plan during the 12 month period that begins on the first day of the fourth month following the close of such identification period.

2.22 “Termination” or “Terminates” means a “separation from service” from the Company (before the Transaction closes) or LDA (on or after the Transaction closes) or any member of each’s respective Controlled Group within the meaning of Treasury Regulation Section 1.409A-1(h). Anything contained herein to the contrary notwithstanding, each Participant and the Company agree and acknowledge that on the Closing Date, Mimi’s shall no longer employ any Participant. On the Closing Date, the Company shall pay the Participant all accrued and unpaid wages, vacation pay, and other sums owing, consistent with applicable law, Company policies and the Separation Agreement referenced in Section 8.1 below. Nevertheless, a Termination shall not be deemed to occur to the extent that LDA immediately hires such Participant.

Article 3 – Eligibility for Participation

3.1 Participation. Each employee of the Company who is listed on Exhibit A attached hereto and incorporated by reference herein shall be a Participant.

3.2 Duration of Participation. A Participant shall cease to be a Participant in the Plan upon the earliest to occur of the following:

(a) the Participant Terminates employment with the Company under circumstances not entitling him or her to benefits under the Plan;

(b) the Participant breaches his or her obligations under Article 8, as described in Section 8.5;

(c) the amounts and benefits payable under the Plan to a Participant have been paid or provided to the Participant in full;

(d) LDA or the Company elect, consistent with the Transaction Documents, not to proceed with the closing; or

(e) the Participant voluntarily accepts a new position with the Company, or subsequent to the Closing Date, LDA (where such new position with LDA differs from the one that existed on the Closing Date) or a member of each’s respective Controlled Group (provided, however, that this subsection (d) excludes any change in the Participant’s position in connection with the Transaction that constitutes Good Reason).

Article 4 – Eligibility for Benefits

4.1 Retention Payments. In order to receive the Retention Payments, one of the following must be accurate as of the Closing Date: (a) the Participant must be an employee of the Company, (b) the Company must have Terminated the Participant without Cause subsequent to the Effective Date, or (c) the Participant has Terminated for Good Reason subsequent to the Effective Date by delivering to the Company a written notice that specifies in reasonable detail the facts and circumstances giving rise to Good Reason within 90 days after the event constituting Good Reason first arises and the Company does not cure such Good Reason event within 30 days after the notice is delivered (although the Company shall not be entitled to cure a Good Reason listed in Section 2.15(a) or a reduction in Mr. Mears auto allowance), or the Company does not contest that Good Reason exists. It shall be an express condition precedent of the Company’s obligation to make any payments under this Section 4.1 that the Closing Date actually occur.

4.2 Change in Control Benefits. If, during the Protected Period either (a)(i) the Company Terminates the Participant without Cause prior to the Closing Date, or (ii) LDA terminates the Participant without Cause on or subsequent to the Closing Date or (b) a Participant Terminates for Good Reason by delivering to the Company a written notice that specifies in reasonable detail the facts and circumstances claimed to provide a basis upon which the Participant believes that Good Reason has arisen within the earlier of 90 days after the event constituting Good Reason first arises or the end of the Protected Period and, provided that the Company does not cure such Good Reason event (or cause LDA to cure such Good Reason event if subsequent to the Closing Date) within 30 days after the notice is delivered (although the Company / LDA (as applicable) shall not be entitled to cure a Good Reason listed in Section 2.15(a) or a reduction in Mr. Mears auto allowance), or the Company / LDA (as applicable) does not contest that Good Reason exists; then the Company shall pay or provide to the Participant the Change in Control Benefits described in Article 5. For purposes of clarity, provided that the Participant provides the written notice described in Section 4.2(b) during the Protected Period, the Participant shall be entitled to the Change in Control Benefits even if the Company fails to cure the Good Reason event or does not contest that Good Reason exists after the end of the Protected Period.

If a Participant Terminates for any reason other than described in Section 4.2, including, but not limited to, death, disability, voluntary retirement, termination by the Company for Cause, or voluntary resignation (other than for Good Reason), no Change in Control Benefits shall be paid or due to or on behalf of the Participant under this Plan at any time.

Article 5 – Change in Control Benefits

5.1 Change in Control Benefits. If a Participant is Terminated as described in Section 4.2 entitling the Participant to Change in Control Benefits, the Company shall:

(a) Where such termination occurs prior to the Closing Date, continue to pay the Participant’s Base Salary and other benefits through the Date of Termination and also pay the Participant the value of any unused vacation or other paid-time off determined under the Company’s personnel policy. These amounts shall be based on the Base Salary and benefits in effect before the Participant was notified of his or her Termination.

(b) Pay the Participant the “Change in Control Payment” indicated on the Exhibit A for such Participant.

(c) For 12 months after the Participant’s Date of Termination, maintain in full force and effect, for the Participant’s continued benefit (and that of all family members and other dependents who were enrolled in the programs on the Participant’s Date of Termination) all life, medical, dental and/or vision insurance programs in which the Participant (or members of the Participant’s family or other dependents) was participating or was covered immediately before the Participant’s Date of Termination. If the terms of any of the programs just described do not allow the continued participation described in the preceding sentence, the Company shall (i) provide benefits that are substantially similar (including eligibility conditions, conditions on benefits, the value of benefits and the scope of coverage) to those provided by the life, medical, dental and/or vision insurance programs in which the Participant (or members of the Participant’s family or other dependents) was participating immediately before the Participant’s Date of Termination and (ii) ensure that any eligibility or other conditions on benefits under these programs, including deductibles and co-payments, shall be administered by applying the Participant’s experience under any predecessor program in which the Participant (or members of the Participant’s family or other dependents) was participating immediately before the Participant’s Date of Termination. With respect to this Section 5.1(c), any benefits or payments relating to medical, dental and/or vision insurance that are provided after completion of the applicable continuation period permitted under the Consolidated Omnibus Budget Reconciliation Act, as amended, and any benefits or payments relating to life insurance shall be subject to the following: (A) the benefits or payments provided during any taxable year of the Participant shall not affect the benefits or payments to be provided to the Participant in any other taxable year; (B) reimbursement of any eligible expense must be made on or before the last day of the Participant’s taxable year following the taxable year in which the expense was incurred; and (C) the right to such benefits or payments is not subject to liquidation or exchange for another benefit or payment. To the extent that any benefit extended under this Section 5.1(c) would result in taxable compensation for the Participant, the Participant shall be solely responsible for any such taxes.

(d) If the benefits under Section 5.1(c) cannot be provided to the Participant, or if such continuation is not allowed by the applicable plan(s), then immediate payment of the fair market value of equivalent benefits shall be made to the Participant. It is the intent of the Plan that the actual benefits shall be provided to the Participant, and it is not the Company’s option to provide a payment in lieu of or instead of providing the benefits.

(e) Where such termination occurs prior to the Closing Date, then in addition to the payments and benefits described above, the Participant shall receive any other change in control benefits to which the Participant is entitled under any other plan, program or agreement with the Company or any member of its Controlled Group. Such benefits shall be provided in accordance with the terms and conditions of the applicable plan, program or agreement.

5.2 Form and Timing of Change in Control Payments. Unless a payment delay is required under Section 8.4, the Change in Control Benefits described in this Article 5 shall be made in a single lump sum or begin, as the case may be, no later than 30 days after the Participant’s Date of Termination.

5.3 Treatment Under Code Section 280G.

(a) Anything in the Plan to the contrary notwithstanding, in the event it shall be determined that any payment or benefit provided under this Plan, when combined with payments and benefits under all other plans, programs or agreements with the Company, would be subject to an Excise Tax, then the amounts payable to the Participant under the Plan shall be reduced (but not below zero) to the Safe Harbor Cap. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing first the cash payments under Section 5.1(d), if any, then by reducing the cash payments under Section 5.1(b) and last by reducing the continued access to life, medical and dental insurance under Section 5.1(c). For purposes of reducing the payments and benefits to the Safe Harbor Cap, only amounts payable under the Plan (and no other payments) shall be reduced.

(b) All determinations required to be made under this Section 5.3 shall be made by Ernst & Young (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Participant within 15 business days of the receipt of notice from the Company or the Participant that there has been a payment, or such earlier time as is requested by the Company. Notwithstanding the foregoing, in the event (i) the Board shall determine prior to the Transaction that the Accounting Firm is precluded from performing such services under applicable auditor independence rules or (ii) the Audit Committee of the Board determines prior to the Transaction that it does not want the Accounting Firm to perform such services because of auditor independence concerns or (iii) the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Transaction, the Audit Committee shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). If payments are reduced to the Safe Harbor Cap, the Accounting Firm shall provide a reasonable opinion to the Participant that he or she is not required to report any Excise Tax on his or her federal income tax return. All fees, costs and expenses (including, but not limited to, the costs of retaining experts) of the Accounting Firm shall be borne by the Company. In the event the Accounting Firm determines that the payments shall be reduced to the Safe Harbor Cap, it shall furnish the Participant with a written opinion to such effect. The determination by the Accounting Firm shall be binding upon the Company and the Participant.

(c) If any good faith dispute arises regarding the determination of a payment of an Excise Tax, then the Company shall pay any and all of the Participant’s professional fees and expenses relating to such dispute.

Article 6 – Retention Payments

6.1 Bonus Payments. On the Closing Date, if a Participant is eligible for payments and benefits under Section 4.1, the Company shall pay to such Participant an amount equal to the sum of the “Retention Performance Bonus” and the “Retention Sale Bonus” awarded to the Participant as indicated on the Exhibit A for such Participant attached hereto and incorporated by reference herein.

6.2 Equity / 401(k)Vesting. On the Closing Date, if a Participant is eligible for payments and benefits under Section 4.1, the Company shall accelerate the vesting of all previously granted forms of equity, including, but not limited to stock options, restricted stock or restricted stock units, so that they are immediately vested per the terms of the plan and grant agreement under which they were issued; provided that to the extent any such equity grants are subject to Code Section 409A, the payment date with respect to such grant shall not be accelerated if it would result in an impermissible acceleration under Code Section 409A. Additionally, all employer contributions to the Company’s 401(k) and Bob Evans Executive Deferral Plans (and howsoever evidenced whether in terms of cash or stock) shall likewise be immediately accelerated and vested.

6.3 Form and Timing of Bonus Payments. Any amounts determined pursuant to the provisions of Section 6.1 shall be paid to the Participant in a single lump sum payment on the Closing Date, unless another date is expressly stated in this Plan.

Article 7 – Conditions Affecting Payments

7.1 Other Benefits. Except as expressly provided in this Plan, a Participant’s right to receive the payments and benefits described in Article 5 and Article 6 shall not decrease the amount of, or otherwise adversely affect, any other benefits payable to the Participant under any plan, program or agreement between the Participant and the Company or any member of its Controlled Group.

7.2 No Mitigation. The Participant is not required to mitigate the amount of any payment described in this Plan by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in Article 5 or Article 6 be reduced by any compensation the Participant earns in any capacity after Termination or by reason of the Participant’s receipt of or right to receive any retirement or other benefits on or after Termination.

7.3 Withholding. The amount of any payment made under this Plan shall be reduced by amounts the Company reasonably determines that it is required to withhold with respect to any income, wage or employment taxes imposed on the payment.

7.4 Payment Delay Required By Code Section 409A. Notwithstanding anything in the Plan to the contrary, if a Participant is a Specified Employee on the Date of Termination and the Participant is entitled to a payment and/or a benefit under the Plan that is required to be delayed pursuant to Code Section 409A(a)(2)(B)(i), then such payment or benefit, as the case may be, shall not be paid or provided (or begin to be paid or provided) until the first business day of the seventh month following the Date of Termination or, if earlier, the date of the Participant’s death. The first payment that can be made to the Participant following such postponement period shall include the cumulative amount of any payments or benefits that could not be paid or provided during such postponement period due to the application of Code Section 409A(a)(2)(B)(i).

Article 8 – Separation Agreement and Participant Obligations

8.1 Separation Agreement. The obligations of the Company to pay or provide the payments and benefits described in Article 5 and Article 6 are each contingent on the Participant’s (for him/herself, his/her heirs, legal representatives and assigns) agreement to execute a separation or like agreement in the form and substance attached as Exhibit B (subject to revision reasonably necessary to account for changes in applicable laws), containing a general release of the Company, all members of its Controlled Group and their officers, directors, agents and employees from any claims or causes of action of any kind that the Participant might have, regarding his/her employment or the termination of that employment and shall require that the

Participant acknowledge and agree to be subject to the Participant obligations set forth in Article 8 of the Plan (the “Release”). The Participant understands that the release portion of the agreement shall apply to the maximum extent permitted by law to all claim(s) he or she might have under any federal, state or local statute or ordinance, or the common law, for employment discrimination, wrongful discharge, breach of contract, violations of Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act, or the Family and Medical Leave Act, and all other claims related in any way to the Participant’s employment or the termination of that employment.

8.2 Confidential Information. Except as otherwise required by applicable law, a Participant expressly agrees to keep and maintain Confidential Information confidential and not, at any time during or subsequent to the Participant’s employment with the Company or any member of its Controlled Group, to use any Confidential Information for the Participant’s own benefit or to divulge, disclose or communicate any Confidential Information to any person or entity in any manner except (a) to employees or agents of the Company or any member of its Controlled Group that need the Confidential Information to perform their duties on behalf of the Company or any member of its Controlled Group or (b) in the performance of the Participant’s duties to the Company. The Participant also agrees to notify the Company promptly of any circumstance the Participant believes may legally compel the disclosure of Confidential Information and to give this notice before disclosing any Confidential Information.

8.3 Non-Solicitation. The Participant agrees that during the two year period following the Closing Date, he or she shall not, either directly or indirectly, on his or her own behalf or in the service or on behalf of others, (a) solicit or divert, or attempt to solicit or divert any person then employed by the Company or any member of its Controlled Group; or (b) hire or attempt to hire any person then employed by the Company or any member of its Controlled Group.

8.4 Non-Disparagement. Each of the Participant and the Company agrees that they shall not make or publish any statement (orally or in writing) or instigate, assist or participate in the making or publication of any such statement, which would libel, slander or disparage (whether or not such disparagement legally constitutes libel or slander) the other party (or in the case of the Company, also any member of its Controlled Group or their officers, directors and employees, or any person affiliated with the Company, or the reputations of any of its past or present shareholders, officers, directors, agents, representatives and employees) unless compelled to do so by valid subpoena or other court order, and in such case only after first notifying the other party in advance of such subpoena or court order.

8.5 Effect of Breach of Obligations. If a Participant materially breaches any obligation contained in this Article 8:

(a) If that breach occurs prior to the Participant’s Termination, his or her participation in this Plan shall terminate as of the date of the breach, even if the fact of the breach becomes apparent at a later date, and no amounts shall be due under this Plan; or

(b) If that breach occurs or becomes apparent after the Participant’s Termination, no amounts shall be due under this Plan and the Participant must repay any amounts paid under either Article 5 or Article 6 of this Plan.

8.6 Enforceability. To the extent any provision of this Article 8 shall be invalid or unenforceable, it shall be considered deleted and the remainder of such provision shall be unaffected and shall continue in full force and effect. In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by any provision of this Article 7 be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may validly and enforceably be covered. The Participant acknowledges the uncertainty of the law in this respect and expressly stipulates that this Article 8 shall be given the construction that renders the provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

Article 9 – Administration of the Plan

9.1 Administrator. The administration of the Plan shall be under the supervision of the Administrator. The Administrator shall have the discretionary authority to make eligibility determinations, all necessary factual determinations and to construe terms under this Plan. The Administrator shall have the discretionary authority to delegate its authority to any committee or individual and to hire such accountants, counsel, actuaries, consultants or other experts it determines necessary for the administration of this Plan.

9.2 Reliance on Tables, Etc. In administering the Plan, the Administrator shall be entitled, to the extent permitted by law, to rely conclusively on all tables, valuations, certificates, opinions and reports which are furnished by, or in accordance with the instructions or recommendations of accountants, counsel, actuaries, consultants or other experts employed or engaged by the Administrator.

9.2 Indemnification of Administrator. The Company agrees to indemnify and to defend to the fullest extent permitted by law any member of the Board serving as the Administrator and any employee assisting the Administrator in connection with its duties (including any individual who formerly served as a member of the Board or who assisted the Administrator), against all liabilities, damages, costs and expenses (including attorneys’ fees and amounts paid in settlement of any claims approved by the Board) incurred by the Administrator or such employee in connection with the administration of this Plan, including but not limited to the application of the Claims and Reviews Procedures set forth herein.

Article 10 – Duration, Amendment and Termination

10.1 Duration. This Plan shall remain in effect until terminated as provided in Section 10.2. Notwithstanding the foregoing, this Plan shall continue in full force and effect and shall not terminate or expire until the later of (a) the date on which all Participants who become entitled to any payments or benefits hereunder shall have received such payments and benefits in full or (b) eighteen consecutive calendar months have elapsed after the Closing Date.

10.2 No Amendment and Termination. This Plan may not be terminated or amended in any manner which would adversely affect the rights or potential rights of Participants. Notwithstanding the foregoing, the Board may amend Exhibit A as necessary to reflect the addition of persons as Participants from time to time.

Article 11 – Successors / Binding Agreement

11.1 Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to unconditionally assume all of the obligations of the Company hereunder. Failure of the Company to obtain such assumption prior to the effectiveness of any such succession shall constitute Good Reason hereunder and shall entitle the Participants to payments and benefits in the same amount and on the same terms as the Participants would be entitled hereunder if they had satisfied the requirements of Section 4.2, except that for purposes of implementing the foregoing, the date on which any succession becomes effective shall be deemed the Date of Termination.

11.2 Binding Agreement. The benefits provided under this Plan shall inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Participant shall die while any amounts would be payable to the Participant hereunder had the Participant continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to such person or persons appointed in writing by the Participant to receive such amounts or, if no person is so appointed, to the Participant’s estate.

Article 12 – Miscellaneous

12.1 Elections and Notices. Notwithstanding anything to the contrary contained in this Plan, all elections and notices of every kind under this Plan shall be made on forms prepared by the Company or shall be made in such other manner as permitted or required by the Company, including through electronic means, over the internet or otherwise. An election shall be deemed made when received by the Company (or its designated agent, but only in cases where the designated agent has been appointed for the purpose of receiving such election), which may waive any defects in form.

If not otherwise specified by this Plan or the Company, any notice or filing required or permitted to be given to the Company under the Plan shall be delivered to the principal office of the Company, directed to the attention of the president or chief executive officer for the Company or his or her successor. Such notice shall be deemed given on the date of delivery.

Notice to the Participant shall be deemed given when mailed (or sent by telecopy) to the Participant’s work or home address as shown on the records of the Company or, at the option of the Company, to the Participant’s e-mail address as shown on the records of the Company. It is the Participant’s responsibility to ensure that the Participant’s addresses are kept up to date on the records of the Company. In the case of notices affecting multiple Participants, the notices may be given by general distribution at the Participants’ work locations.

12.2 Governing Law; Validity. To the extent not preempted by Federal law, the Plan, and all benefits and agreements hereunder, and any and all disputes in connection therewith, shall be governed by and construed in accordance with the substantive laws of the State of California, without regard to conflict or choice of law principles which might otherwise refer the construction, interpretation or enforceability of this Plan to the substantive law of another jurisdiction.

12.3 Employment Not Guaranteed. Nothing contained in the Plan nor any action taken thereunder shall be construed as giving any Participant the right to be retained in the employ of the Company.

12.4	Funding. Benefits are paid from the Company’s general assets.

12.5 Invalidity. In the event any provision of this Plan is held to be illegal or invalid, the remaining provisions of the Plan shall not be affected thereby.

12.6 Code Section 409A. The Plan shall be interpreted, construed and operated to reflect the intent of the Company that all aspects of the Plan shall be interpreted either to be exempt from the provisions of Code Section 409A or, to the extent subject to Code Section 409A, comply with Code Section 409A and any regulations and other guidance thereunder. Notwithstanding anything to the contrary in Article 10, this Plan may be amended at any time, without the consent of any Participant, to avoid the application of Code Section 409A in a particular circumstance or to the extent determined necessary or desirable to satisfy any of the requirements under Code Section 409A, but the Company shall not be under any obligation to make any such amendment. Nothing in the Plan shall provide a basis for any person to take action against the Company based on matters covered by Code Section 409A, including the tax treatment of any award made under the Plan, and the Company shall not under any circumstances have any liability to any Participant or other person for any taxes, penalties or interest due on amounts paid or payable under the Plan, including taxes, penalties or interest imposed under Code Section 409A.

12.7 Legal Fees and Expenses. In the event either party hereto shall institute litigation against the other party hereto relating to the interpretation or enforcement of this Agreement, the prevailing party in such litigation (as determined following a final, nonappealable judgment by a court of competent jurisdiction) shall be entitled to recover from the other party any and all attorneys’ and related fees and expenses incurred by the prevailing party in such litigation.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its duly authorized officer effective as of the date first set forth above.

SWH MIMI’S CAFÉ, LLC

By:	/s/ Steve A. Davis

Steven A. Davis, Manager

EXHIBIT A-1

Participant

All terms used on this Exhibit are as defined in the Retention Bonus and Change of Control Plan adopted January 28, 2013.

Mark A. Mears

President and Chief Concept Officer

SWH Mimi’s Café, LLC, d/b/a/ Mimi’s Café

A.	Effective on the Closing Date of the Transaction and provided you are eligible pursuant to Section 4.1:

1.	The vesting of all unvested equity awards from Bob Evans Farms, Inc. and such other benefit vesting as provided in Section 6.2; and

2.	Retention Sales Bonus: $350,000; and

3.	Retention Performance Bonus: $192,500.

B.	Upon the Termination of employment by the Company without Cause or by you for Good Reason, during the Protected Period, the payments and benefits under Article 5 of the Plan, including the following:

1.	A Change in Control Payment of $350,000, and

2.	For 12 months, per Article 5, continued participation in all life, medical, dental and/or vision insurance programs in which you were participating or were covered under immediately before the Termination, or if such continuation is not allowed by the applicable plan(s), immediate payment of the fair market value of equivalent benefits.

C. This Exhibit is intended to be a summary of certain of the key elements in the Plan which are applicable to Participant generally, and as to certain monetary payments, specifically. Please refer to the Plan for a more comprehensive description of such benefits.